Exhibit 99.2

Customers Bancorp, Inc.

701 Reading Avenue

West Reading, PA 19611

Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Carla Leibold, CFO 484-923-8802

Customers Bancorp Discloses Favorable Mid-Quarter Financial Trends

West Reading, PA – December 11, 2020 – Customers Bancorp (“the Company”) is hosting a special webcast at 10 a.m. EST today with the investment community to discuss the pending divestiture of BankMobile Technologies, Inc. and offer commentary regarding the Company’s mid-quarter financial performance. Registration information for the webcast and other details are provided later in this release.

Customers Bancorp is pleased to report that its financial performance quarter-to-date has remained favorable, despite significant headwinds stemming from the pandemic and related economic dislocation. Consistent with our expectation, asset quality has been stable as evidenced, most notably, by trends in nonperforming assets and net charge-offs. Nonperforming assets were $69.3 million or 0.38% of total assets at November 30, 2020, up modestly from $63.7 million or 0.34% of total assets at September 30, 2020. The pace of net charge-offs has slowed recently, totaling only $5.3 million in October and November 2020 combined. Nearly all of these charge-offs were in the consumer installment portfolio, with virtually none taken in the commercial loan portfolio. The Company also continues to make progress in reducing commercial, consumer, and residential mortgage deferments. Total deferrals declined to an estimated $244 million or 2.2% of total loans and leases at November 30, 2020 from $302 million or 2.6% of total loans and leases at the end of 3Q20.

“Rigorous underwriting standards and loan portfolio management have been central to the Customers Bank story from the beginning. And as a result, we expect our asset quality to continue to perform in line with or better than peers during this challenging economic environment,” commented Customers Bancorp Chairman and CEO Jay Sidhu.

Other mid-quarter financial highlights include an acceleration in the recognition of deferred origination fees from Paycheck Protection Plan (“PPP”) loans. In October and November 2020, the Company recognized $11.8 million in PPP deferred origination fees, including approximately $4.0 million from loan forgiveness. In addition, excluding the impact of PPP loans, our net interest margin is forecast to expand to about 3.00% in the fourth quarter of 2020 from 2.86% in the prior quarter. “Over the next several quarters, we think we are well positioned to meaningfully outperform our peers with respect to the trajectory of our net interest margin,” said Carla Leibold, Customer Bancorp’s CFO.

Special Webcast Links

Customers Bancorp has scheduled a webcast with investors and analysts for today (Friday, December 11, 2020) at 10 a.m. EST. BankMobile Management will make a presentation on the webcast and answer any questions.

Register online for the webcast at: https://event.on24.com/wcc/r/2922293/D184BC40F18D6B01AC9DEC30122964FF. The live webcast and on-demand replay will be made available for registrants at https://www.customersbank.com/investor-relations/.

Corporate Overview

Customers Bancorp, Inc. is a bank holding company located in West Reading, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank a full-service bank with $18.8 billion in assets as of September 30, 2020. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking and lending services to small and medium-sized businesses, professionals, individuals and families. Services and products are available wherever permitted by law through mobile-first apps, online portals, and a network of offices and branches. Customers Bancorp, Inc.’s voting common shares are listed on the New York Stock Exchange under the symbol CUBI.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: the adverse impact on the U.S. economy, including the markets in which we operate, of the coronavirus outbreak, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan and lease portfolio, the market value of our investment securities, the demand for our products and services and the availability of sources of funding; the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that effect market interest rates and the money supply; actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships; the effects of changes in accounting standards or policies, including Accounting Standards Update ("ASU") 2016-13, Financial Instruments—Credit Losses ("CECL"); and, our ability to divest BankMobile on terms and conditions acceptable to us, in the timeframe we currently intend, and the possible effects on our business and results of operations of a divestiture of BankMobile or if we are unable to divest BankMobile for an extended period of time. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2019, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.